Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Freescale Semiconductor Holdings I, Ltd.:

We consent to the use of our report dated February 10, 2011, with respect to the consolidated balance sheets of Freescale Semiconductor Holdings I, Ltd. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2010, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Austin, Texas

April 22, 2011